Exhibit 21.1

Salix Pharmaceuticals, Ltd. Subsidiaries

Name	Jurisdiction

Salix Pharmaceuticals, Inc.	California

Oceana Therapeutics, Inc.	Delaware

Santarus, Inc.	Delaware